Exhibit 99.1
For Immediate Release: Oct. 17, 2014

GM Announces $12.5 Billion Revolving Credit Facility

DETROIT – General Motors Co. today announced the execution of an unsecured $12.5 billion revolving credit facility consisting of a $5 billion three-year facility and a $7.5 billion five-year facility. The facility amends and extends GM’s existing $11 billion credit facility.

“This credit facility further strengthens our fortress balance sheet with an appropriate level of liquidity to support the needs of the business,” said Chuck Stevens, GM executive vice president and chief financial officer. “The broad support from our global banking partners is important as we continue to target a capital structure that is consistent with strong investment grade ratings.”

The facility offers improved pricing and terms and the ability to borrow in currencies other than U.S. dollars. GM Financial, GM’s captive finance company, will also be able to borrow under the facility.

A total of 40 financial institutions from 14 countries participated in the broadly syndicated transaction, underscoring the global scope of GM’s operations.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

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Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “plans,” “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “appears,” “projected,” “positioned,” “outlook” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors may include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls and the cost and effect on our reputation of product recalls; our ability to maintain adequate financing sources, including as required to fund our planned significant investment in new technology; our ability to successfully integrate Ally Financial’s International Operations; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; overall strength and stability of our markets, particularly outside of North America and China; costs and risks associated with litigation and government investigations including those related to our recent recalls; our ability to remain competitive in Korea and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly report on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.